Date:	November 9, 2010

TO:	Todays Alternative Energy Corporation

FROM:	David S. Bennett

SUBJECT:	Letter of Resignation

Effective immediately, I hereby submit my resignation from all positions held at Todays Alternative Energy Corporation and Bio-Extraction Services, Inc., and advise you that I have no disputes with the company.

Sincerely,

/s/ David S. Bennett